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                                                                     Exhibit 8.2



                    [Wachtell, Lipton, Rosen & Katz Letterhead]








                                  April 20, 2001





Energy East Corporation
P.O. Box 12904
Albany, NY 12212-2904

Ladies and Gentlemen:

            Reference is made to the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") of Energy East Corporation, a New York corporation ("ENERGY EAST"), relating to the merger (the "MERGER") of RGS Energy Group, Inc., a New York corporation, with Eagle Merger Corp., a New York corporation which will be a wholly-owned subsidiary of Energy East at the effective time of the Merger.

            We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER--Material Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it describes the United States federal income tax consequences of the Merger, is accurate in all material respects.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and we do not thereby deem ourselves experts within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz